EXHIBIT 99.1

IVAX Reports 3rd Quarter 2004 Results; Revenues up 22% to $439.1 Million; Net Income up 105% to $44.4 Million; EPS up 89% to $.17 -Pre-Split $.22-; 2004 Guidance Reconfirmed

    MIAMI--(BUSINESS WIRE)--Nov. 1, 2004--IVAX Corporation (AMEX: IVX,
LSE: IVX.L) reported third quarter 2004 net revenues of $439.1 million and gross profit of $190.6 million, 22% and 19% increases, respectively, over net revenues of $360.6 million and gross profit of $160.5 million in the third quarter of 2003. Net income for the third quarter 2004 was $44.4 million, a 105% increase over net income of $21.6 million for the third quarter 2003. Third quarter 2004 earnings per share of $.17 (pre-split $.22) were 89% higher than $.09 in the third quarter of 2003. For nine months ending September 30, 2004, net revenues were $1.33 billion, and net income, $134.8 million, $.53 per share (pre-split $.66), compared to net revenues of $1.02 billion and net income, $91.9 million, $.37 per share in 2003. On August 24, 2004, IVAX concluded a five-for-four stock split and all financial data, except where indicated, have been adjusted accordingly.
    Neil Flanzraich, vice chairman and president of IVAX Corporation said, "We are pleased at the continued growth of our business. This is the seventh consecutive quarter that IVAX has achieved year-over-year increases of net revenues and gross profit and the third consecutive quarter of year-over-year growth in net income. All our major business regions have generated continued revenue growth. In the third quarter 2004, our North American net revenues increased 24% from $172.3 million to $213.0 million. European net revenues increased 22% from $124.0 million to $151.2 million and Latin American net revenues increased 21% from $68.8 million to $83.2 million. This is the seventh consecutive quarter that our North American and European operations, and the sixth consecutive quarter that our Latin American operations, have achieved year-over-year quarterly net revenue growth.
    "We also are pleased by the continued growth of IVAX' QVAR in the U.S. market. QVAR(R), the only CFC-free aerosol corticosteroid for asthma on the U.S. market, continues to gain market share which is up seven-fold since we first started selling QVAR in the U.S. in April 2002. IVAX' QVAR sales in Europe, started in the fourth quarter 2003, are also growing.
    "IVAX continues to capitalize on a series of opportunities provided by our strong and increasing U.S. generic pipeline. It began with our six-month exclusivity launch of metformin ER in the U.S. in the fourth quarter 2003, followed in 2004 by our launch of Paxene(TM) in Europe as the first approved generic, and then our launch of glyburide/metformin HCl in the U.S, also with six-month exclusivity. On August 18, 2004, IVAX launched gabapentin tablets (100, 300 and 400 mg). Subsequently, three generic companies launched their gabapentin capsules (100, 300, and 400 mg). However, IVAX' product was the sole generic gabapentin on the market for nearly seven weeks. Patent litigation on gabapentin is pending. We expect that our strong U.S. generic pipeline will produce many such opportunities in the future.
    "A number of factors reduced the expected benefits of some of these opportunities. After our exclusivity period on metformin ER expired, aggressive competitive pricing curtailed its revenue and earnings contributions. Aggressive pricing by an authorized generic distributor likewise affected revenues and profit from our sales of glyburide/metformin HCl. Furthermore, the introduction of three other generic marketers for gabapentin, markedly reduced prices after they launched their products. Also, profits in Europe were limited by generic pricing pressures and cyclical, weak summer sales.

    "IVAX expects a good fourth quarter and year 2005, because of:

    -- Sales of our current line of U.S. generic products, which benefit from exclusivity periods for glyburide/metformin HCl and our gabapentin tablets.

    -- New generic approvals from our expanding generic pipeline, which now consists of 48 ANDAs pending with the FDA, of which ten are potentially first to be filed with current annual brand sales of over $12 billion in the U.S. One of these, fluticasone (a patent expiration), the generic equivalent of GlaxoSmithKline's Flonase(R), has annual U.S. sales of approximately $1 billion. This approval may come in 2004, and it can also be an important contributor to future revenues.

    -- First-to-file patent challenges of blockbuster drugs. We expect a decision before the end of the year on our patent challenge of Zyprexa(R), Eli Lilly's anti-psychotic drug with annual U.S. sales of $3 billion. IVAX strongly believes in all patent cases we initiate; naturally, however, no one can predict the outcome of any particular case. In May 2005, we start our patent challenge trial on Lexapro(R), Forest Labs anti-depressant drug with annual U.S. sales of $1.4 billion.

    --  Continued growth in QVAR sales in the U.S. and Europe.

    --  Last Friday evening's FDA approval of our NDA for HFA
        (CFC-free) albuterol in a metered dose inhaler (MDI), which was announced earlier today.

    -- Approval of our NDA for HFA (CFC-free) albuterol in our patented breath-activated device, expected in the first half of 2005. Both albuterol HFA products are expected to be important products, more so when CFC albuterol is removed from the U.S. market, now anticipated in 2006.

    -- Continued strength in rapidly growing Latin American operations.

    -- Better results in our European business driven by continued growth of QVAR sales, enhanced by the September 30, 2004 U.K. approval of QVAR in our patented Easi-Breathe device.

    -- Expected collaborative agreements for products in our proprietary pipeline.

    "For these and other reasons, IVAX expects to meet or exceed our guidance for 2004 of $.71 per share."
    IVAX Corporation, headquartered in Miami, Florida, discovers, develops, manufactures, and markets branded and brand equivalent (generic) pharmaceuticals and veterinary products in the U.S. and internationally.
    Copies of this and other news releases may be obtained free of charge from IVAX' website at www.ivax.com.
    Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements, including, among others, statements relating to goals, plans, expectations, estimates and projections regarding the company's financial position, results of operations, market position and business strategy involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, the risks that the current trend in earnings growth may not continue and that growth in any of the geographic areas in which IVAX operates may be less than anticipated; that the results for the fourth quarter of 2004 or year 2005 may not be strong and may not meet expectations; that there are uncertainties and matters beyond the control of management, as well as a variety of assumptions and estimates with respect to the future, which if they do not occur as or when anticipated, or prove to be incorrect, could affect IVAX' earnings expectations and IVAX may not, therefore, meet or exceed its guidance for the year; that market acceptance for the tablet dosage form of gabapentin may not be as anticipated; the impact of competitive products and pricing, including the impact of "authorized generics"; the difficulty in predicting the timing and outcome of legal proceedings, including the outcome of Pfizer's patent infringement claim against IVAX and others with respect to gabapentin, the outcome of Eli Lilly's patent infringement claim against IVAX and others with respect to Zyprexa(R), including that a decision on Zyprexa may not occur during 2004, and the outcome of Forest Laboratories' patent infringement claim against IVAX with respect to Lexapro(TM); that the patent litigation regarding these products may be delayed or resolved adversely to IVAX and could prevent IVAX from selling these products; that with respect to cases such as gabapentin, where we choose to launch "at risk," the litigation could result in substantial damages which could exceed the expected profit or selling price for these products; the difficulty of predicting the timing of U.S. Food and Drug Administration, or FDA, approvals for these products; the impact of FDA's or other administrative or judicial agency's decisions on exclusivity periods; competitors' ability to extend exclusivity periods past initial patent terms; that future sales of glyburide/metformin HCl during its exclusivity period may be less than expected; that the launch of fluticasone propionate aqueous nasal spray, 50mcg strengths may be delayed and may not occur in 2004 or 2005, and therefore may not be an important contributor to our revenues in 2005; the difficulty of predicting the timeliness or outcome of product development efforts and the filing of regulatory applications; that IVAX may not increase the number of products in its generic portfolio; that IVAX may not receive approval of its pending ANDAs, or that if approved, the products will not be successfully commercialized; that IVAX may not have or retain first to file status on 10 ANDAs; that sales of QVAR may not continue to grow in the U.S. or Europe and in Europe sales of QVAR may not be spurred by the approval of QVAR in Easi-Breathe; that IVAX may not receive final approval for HFA albuterol sulfate in its breath-activated inhaler or that launch will be delayed; market acceptance and demand for IVAX' respiratory products may not be as anticipated; that CFC propellants may not be removed from the market when anticipated or at all; that IVAX may not enter into other collaborative agreements related to products in our proprietary pipeline; and that the collaboration with Mayne regarding Paxene in the European Union may not achieve the results expected. In addition to the risk factors set forth above, IVAX' forward looking statements may also be adversely affected by general market factors; product availability; federal and state regulations and legislation, including changes in accounting regulations; the regulatory process for new products and indications; manufacturing issues that may arise; trade buying patterns; exchange rate fluctuations; patent positions and the timing and outcome of legal proceedings; changing market conditions; the availability and cost of raw materials and other third party products; the impact of competitive products and pricing; and other risks and uncertainties based on economic, competitive, governmental, technological and other factors. For further details and discussion of these and other risks and uncertainties, see IVAX' Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. IVAX undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Neurontin(R) is a registered trademark of Warner-Lambert Company, a unit of Pfizer Inc. Zyprexa(R) is a registered trademark of Eli Lilly and Company. Lexapro(TM) is a trademark of Forest Laboratories. Flonase(R) is a registered trademark of GlaxoSmithKline Corporation.



     IVAX Corporation and Subsidiaries
Condensed Consolidated Statements of Operations
              (Unaudited)

                              Three Months           Nine Months
Period Ended September 30,  2004       2003        2004       2003
(In thousands, except per ---------------------  ---------------------
 share data)

Net revenues             $  439,086 $  360,638  $1,328,239 $1,021,316
Cost of sales (excludes
 amortization, which is
 presented below)           248,530    200,102     713,723    563,685
                         ---------------------  ---------------------
 Gross profit               190,556    160,536     614,516    457,631
                         ---------------------  ---------------------
Operating expenses:
 Selling                     66,441     51,128     194,308    149,181
 General and
  administrative             40,393     34,902     120,498     91,249
 Research and
  development                33,639     29,973     104,651     75,459
 Amortization of
  intangible assets           5,510      4,611      16,447     14,417
 Restructuring costs            517         18       1,114        798
                         ---------------------  ---------------------
  Total operating
   expenses                 146,500    120,632     437,018    331,104
                         ---------------------  ---------------------
Operating income             44,056     39,904     177,498    126,527
  Total other expense,
   net                       (3,060)    (5,568)    (25,554)   (19,747)
                         ---------------------  ---------------------
Income before income
 taxes and minority
 interest                    40,996     34,336     151,944    106,780
(Benefit) provision for
 income taxes                (3,358)    12,756      17,094     37,240
                         ---------------------  ---------------------
Income before minority
 interest                    44,354     21,580     134,850     69,540
Minority interest                24         51         (33)       162
                         ---------------------  ---------------------
Income from continuing
 operations                  44,378     21,631     134,817     69,702
Income from discontinued
 operations, net of tax
 of $12,763                       -          -           -     22,204
                         ---------------------  ---------------------
Net income               $   44,378 $   21,631  $  134,817 $   91,906
                         =====================  =====================

Basic earnings per common
 share:
  Continuing operations  $     0.18 $     0.09  $     0.54 $     0.29
  Discontinued
   operations                     -          -           -       0.09
                         ---------------------  ---------------------
  Net income             $     0.18 $     0.09  $     0.54 $     0.38
                         =====================  =====================

Diluted earnings per
 common share:
  Continuing operations  $     0.17 $     0.09  $     0.53 $     0.28
  Discontinued
   operations                     -          -           -       0.09
                         ---------------------  ---------------------
  Net income             $     0.17 $     0.09  $     0.53 $     0.37
                         =====================  =====================

Weighted average number
 of common shares
 outstanding:
  Basic                     250,296    244,814     248,158    244,160
                         =====================  =====================
  Diluted                   256,235    249,567     254,229    247,837
                         =====================  =====================



 IVAX Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

                           September 30,  December 31,
                              2004           2003
                           --------------------------
(In thousands)             (Unaudited)

Assets
-------------------------
Cash and cash equivalents  $  299,153    $  146,870
Marketable securities,
 short-term                     2,563        10,470
Other current assets        1,020,997       838,376
Property, plant and
 equipment, net               548,704       502,942
Other assets                  916,727       874,276
                           ------------------------
   Total assets            $2,788,144    $2,372,934
                           ========================

Liabilities and
 Shareholders' Equity
---------------------
Current portion of long-
 term debt                 $   54,930    $   58,607
Other current liabilities     493,749       427,942
Long-term debt                999,245       855,335
Other long-term
 liabilities                   56,807        56,208
Minority interest              12,563        12,531
Shareholders' equity        1,170,850       962,311
                           ------------------------
   Total liabilities and
    shareholders' equity   $2,788,144    $2,372,934
                           ========================


IVAX Corporation and Subsidiaries
   Reportable Segment Data
         (Unaudited)

Period Ended September 30,      Three Months          Nine Months
(In thousands)                2004       2003       2004       2003
                             -----------------  ---------------------

North America
  External sales             $212,371 $167,418  $  604,409 $  456,217
  Intersegment sales              431       27       4,885        489
  Other revenues                  148    4,858       1,953     21,938
                             -----------------  ---------------------
  Net revenues - North
   America                    212,950  172,303     611,247    478,644
                             -----------------  ---------------------

Europe
  External sales              126,329  100,586     400,363    299,396
  Intersegment sales           23,949   19,090      65,710     47,031
  Other revenues                  945    4,363      45,162     22,005
                             -----------------  ---------------------
  Net revenues - Europe       151,223  124,039     511,235    368,432
                             -----------------  ---------------------

Latin America
  External sales               81,686   68,633     230,748    179,714
  Other revenues                1,490      142       2,284        401
                             -----------------  ---------------------
  Net revenues - Latin
   America                     83,176   68,775     233,032    180,115
                             -----------------  ---------------------

Corporate & other
  External sales               10,614   14,199      36,217     39,014
  Intersegment sales          (24,380) (19,117)    (70,595)   (47,520)
  Other revenues                5,503      439       7,103      2,631
                             -----------------  ---------------------
  Net revenues -
   Corporate & other           (8,263)  (4,479)    (27,275)    (5,875)
                             -----------------  ---------------------

                             -----------------  ---------------------
Consolidated net revenues    $439,086 $360,638  $1,328,239 $1,021,316
                             =================  =====================


    CONTACT: IVAX Corporation
             David Malina, 305-575-6043
             Director/Investor Relations & Corporate Communications